SCHEDULE 14A
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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
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                      Seligman New Technologies Fund, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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      The following sets forth prepared remarks given by Stephen J. Hodgdon,
President of Seligman Advisors, Inc., on the Seligman New Technologies Fund, Inc. quarterly shareholder call:

      Judging from the calls and letters we have received, there exists a great deal of confusion concerning letters sent to advisors and shareholders informing them of the proposal to orderly liquidate the Seligman New Technologies Fund.

      People have used terms such as abandoning and fire sale, which clearly leads us to believe that there is a lack of understanding by some advisors and clients. Let me quickly try to clarify what is taking place.

      1. The fund's board will ask shareholders to approve the proposal. The proxy will be mailed shortly and the meeting is scheduled for December 4th.

      2. The fund is running out of liquid assets to continue to make its quarterly repurchases.

            - The fund has not had any meaningful liquidity events in the last few months and we do not anticipate such events occurring in the next six months.

            - Particularly important is that we do not anticipate any liquidity arising from the fund's largest holding GMP Companies representing approximately 42% of current net asset value.

      3. If all liquid assets are depleted, the fund could be forced to sell private non-liquid assets at distressed prices.

      4. The market is uncertain. A rapid revival of IPO activity could create liquidity, but declines in the public Tech market could worsen the fund's liquidity situation. We cannot unilaterally cease quarterly repurchase offers. We need shareholder approval.

      5. Given the circumstances and potential risks, we are recommending that the October 10th repurchase be the last. Repurchases beyond this point increases the risks of not realizing the full potential of the private holdings which we believe represents the greatest potential value to the fund. However, if we do not have the necessary vote of shareholders by December 4th, the January 2004 repurchase offer will be conducted.

      6. By terminating the fund's quarterly repurchases, the shareholders would have no access to their capital; therefore, the proposal reflects both a termination of repurchase offers and an orderly liquidation of the assets to provide shareholders with liquidity over time.

      7. This action will effectively make the Fund act like a traditional Venture Capital fund. With 56 active Venture Capital companies - GMP will comprise 62% of that portfolio. There will be liquid reserves for capital commitments, follow-on investments and future operating expense.

      8. As liquidity occurs in the portfolio by such events as acquisitions, mergers, IPO's or sale of holdings, the proceeds will be distributed to shareholders similar to Venture Capital funds.


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

      9. As the managers, we will seek to maximize the value of the Venture Capital investments. We will not make new company investments and we will not be managing public securities - as such we are reducing our fees by 25% or 50 bp to 1.5%.

      10. The board has reviewed several options which will be explained in the proxy material. But, after weighing all the information, this proposal was viewed as the best in terms of attempting to achieve the greatest potential value for all shareholders realizing that some alternatives may be more preferable to one shareholder vs. another. Not knowing all the various circumstances and preferences of individual shareholders, the board and the manager has sought the option which they believe gives the greatest potential value to all.

      11. This proposal concerns only Seligman New Technologies Fund I and not Seligman New Technologies Fund II. The circumstances are very different between the funds. Because it is applicable only to Seligman New Technologies Fund I and since we have both groups on the call, I would like to get to our regular quarterly call for both funds and ask that all questions remain until the end. Because we expect a number of questions on the Seligman New Technolgoies Fund I the total length of the call could exceed our normal 1-hour.

This communication is not a solicitation of a proxy from any security holder of Seligman New Technologies Fund, Inc. (the "Fund"). The Fund will file a definitive proxy statement with the Securities and Exchange Commission in connection with the special meeting of stockholders. Information regarding the identity of the persons who may, under Securities and Exchange Commission rules, be deemed to be participants in the solicitation of stockholders of the Fund in connection with the proposed plan of complete liquidation and dissolution, and their interests in the solicitation, will be set forth in the definitive proxy statement to be filed with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION. Investors and stockholders will be able to obtain copies of the definitive proxy statement filed by the Fund free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov. Investors and stockholders will also be able to obtain the definitive version of the proxy statement free of charge by directing their requests to J. & W. Seligman & Co. Incorporated, 100 Park Avenue, New York, NY 10017.


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